EXHIBIT 99.1

COSINE COMMUNICATIONS ANNOUNCES FINANCIAL RESULTS
FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2007

LOS GATOS, CALIFORNIA, March 13, 2008 -- CoSine Communications, Inc. (COSN.PK), today announced net income of $416,000 or $0.04 per share for the year ended December 31, 2007 as compared to net income of $449,000 or $0.04 per share for the year ended December 31, 2006. Net income for the quarter ended December 31, 2007 was $73,000 or $0.01 per share as compared to net income of $595,000 or $0.06 per share for the quarter ended December 31, 2006.

Net income for the year and quarter ended December 31, 2006 included a $640,000 gain on liquidation of foreign subsidiaries. The gain is due to the cumulative effect of gains and losses of converting foreign subsidiaries financial statements into United States dollars. This gain, which had been deferred prior to the year ended December 31, 2006, was recognized in 2006 with the liquidation of the subsidiaries.

CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations. As a part of its strategic plan, the Company completed the sale of its intellectual property and closed its customer service operations effective December 31, 2006.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. CoSine ceased its customer service operations effective December 31, 2006. CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations. CoSine’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”). As of this date, no candidates have been identified, and no assurance can be given that CoSine will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Safe Harbor Warning

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions. A detailed discussion of these factors and other risks that affect CoSine's business is contained in its SEC filings, including its most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

Terry Gibson
(408) 399-6494
E-mail: Terry.Gibson@Cosinecom.com

CoSine Communications, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2007	2006	2007	2006
Revenue:
Product	$-	$-	$-	$-
Service	-	128	-	1,361
Total revenue	-	128	-	1,361
Cost of revenue	-	194	-	1,663

Gross profit (loss)	-	(66)	-	(302)

Operating expenses:
Research and development	-	-	-	-
Sales and marketing	-	-	-	-
General and administrative	239	410	781	1,316
Total operating expenses	239	410	781	1,316

Loss from operations	(239)	(476)	(781)	(1,618)

Interest income and expense and other, net	295	1,019	1,180	2,015

Income before income tax benefit	56	543	399	397

Income tax benefit	(17)	(52)	(17)	(52)

Net Income	$73	$595	$416	$449

Basic net income per share	$0.01	$0.06	$0.04	$0.04

Diluted net income per share	$0.01	$0.06	$0.04	$0.04

Shares used in computing basic net income per share
Basic	10,091	10,091	10,091	10,091
Diluted	10,098	10,096	10,115	10,096

CoSine Communications, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,709	$5,207
Short-term investments	10,410	17,650
Accounts receivable, trade	-	55
Other receivables	-	68
Prepaid expenses and other current assets	109	56
Total current assets	23,228	23,036
Long-term deposits	3	-
	$23,231	$23,036

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$204	$320
Other accrued liabilities	97	239
Total current liabilities	301	559
Total liabilities	301	559

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	539,026	538,987
Accumulated other comprehensive income	15	17
Accumulated deficit	(516,112)	(516,528)
Total stockholders' equity	22,930	22,477
	$23,231	$23,036